Exhibit 99.1

FOREST OIL ANNOUNCES SELECTED SECOND QUARTER 2011 OPERATIONAL RESULTS AND FINANCIAL ESTIMATES AND ISSUES
GUIDANCE FOR THE SECOND HALF OF 2011

DENVER--(BUSINESS WIRE)--July 6, 2011--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced second quarter 2011 operational results and financial estimates, and issued guidance for the second half of 2011 without the effect of its Canadian operation, Lone Pine Resources Inc. (TSX: LPR, NYSE: LPR) (Lone Pine). The following are highlights of the second quarter of 2011:

•
Completed the IPO of 17.7% of Lone Pine on June 1, 2011, raising total net proceeds of US$183 million; the distribution of Forest’s remaining 82.3%  ownership to its shareholders is anticipated to occur on or about September 30, 2011

•	Drilled four wells in the Eagle Ford Shale with average 24-hour initial production rates of 747 Boe/d
•	Drilled four wells in the Granite Wash with average 24-hour initial production rates of 9 MMcfe/d, which included testing two new zones
•	Divested 12,000 gross (10,000 net) acres in Wilson County, Texas, for $110 million
•	Increased Eagle Ford Shale acreage by 4,000 net acres to 113,000 net acres despite the Wilson County divestiture
•	Commenced drilling in a new acreage position in Crockett County, Texas, prospective for the Wolfcamp Shale oil play where Forest has accumulated 57,000 gross (48,000 net) acres
•	Closed on a new 5-year maturity $1.5 billion credit facility with an initial borrowing base of $1.25 billion, with no amounts drawn
•	Estimated cash balance of approximately $475 million at June 30, 2011

H. Craig Clark, President and CEO, stated, “The second quarter of 2011 was transformational for Forest as we took the first step in the execution of our strategic decision to spin-off our Canadian assets.  In addition, the second quarter marked the start of our initiative to increase our oil development efforts through the expansion of our Eagle Ford Shale drilling program and the commencement of drilling activity in the Wolfcamp Shale oil play.  Our current operations demonstrate the shift of our capital allocation to more oil-prone areas in an effort to capture margins associated with crude oil in today’s commodity price environment.

“To further our oil development effort, we have increased our Eagle Ford capital allocation by $120 million in the second half of 2011 to continue our current level of operations and plan to increase the rig count upon additional success.

“We are maintaining our capital spending levels for the year in the Granite Wash as we continue to be excited about the resource potential, including new uphole oil zones that we intend to test in the second half of 2011.

“Our new Wolfcamp Shale oil play in Crockett County, Texas, consists of 57,000 gross and 48,000 net acres.  We moved a rig into the area in June and intend to test this acreage in the second half of 2011, drilling and completing six wells initially.  We entered the play early and were able to capture this acreage position at less than $1,000 per acre.  Since our initial purchases, we have seen acreage prices in this area increase dramatically.

“The focus of our organization continues to shift towards oil weighted development.  Although the shift in capital will not provide significant volumes in 2011, if successful, it will provide us with two new oil development plays for the future that were assembled through grassroots leasing efforts.”

SECOND QUARTER 2011 OPERATIONAL RESULTS AND FINANCIAL ESTIMATES

Forest’s estimated average net sales volumes and exploration and development capital for the three months ended June 30, 2011, are 333 to 337 MMcfe/d and $190 to $210 million, respectively, each of which exclude our Canadian operations held by Lone Pine.  During the second quarter, the Company experienced production downtime in the Texas Panhandle for compression and plant downtime and in South Louisiana related to flooding.  These events and the Wilson County divestiture resulted in 7 MMcfe/d of reduced production during the quarter.

Gonzales, Lee, DeWitt Counties, Texas – Eagle Ford Shale Play

Forest holds approximately 122,000 gross acres (113,000 net) in the Eagle Ford Shale play, after the divestiture of the Wilson County properties.  The area provides Forest with access to the oil-bearing section of the Eagle Ford and has the potential to become a significant oil development opportunity through the application of horizontal drilling and completion technologies.

Since Forest’s first quarter 2011 earnings release, the Company has completed four horizontal Eagle Ford Shale oil wells that had average 24-hour initial production rates of 747 Boe/d.

Upon further success with Forest’s two rig program, the Company intends to add additional rigs to the play in 2011.

Texas Panhandle – Granite Wash Play

Forest holds approximately 169,000 gross acres (103,000 net) in the Texas Panhandle – Granite Wash play.  The area provides for horizontal drilling opportunities targeting multiple liquids-rich Granite Wash intervals as well as other multi-pay objectives.

Since Forest’s first quarter 2011 earnings release, the Company has completed four horizontal  Granite Wash wells (three wells in Hemphill County and one well in Wheeler County) that had average 24-hour initial production rates of 9 MMcfe/d, including a liquids component of approximately 46% of total equivalent production, or over 700 Bbls/d of liquids.  Additionally, Forest has seven operated and eight non-operated wells that have been drilled in the Granite Wash that are waiting on completion.  These wells are expected to be completed in the third quarter of 2011.

During the second half of 2011, the Company intends to test shallow oil intervals on the northern extent of its acreage position, in addition to Granite Wash drilling in Wheeler and Hemphill counties.

Crockett County, Texas – Wolfcamp Shale Oil Play

The Company’s New Ventures group has accumulated 57,000 gross (48,000 net) contiguous acres, primarily held by two leases, in the Permian Basin prospective for the Wolfcamp Shale oil play.  Although the play is still in the early stages, Forest believes the area is prospective not only for the Wolfcamp Shale but also for other conventional targets.  There is a high level of industry activity offset to Forest’s acreage position.

The Company has allocated approximately $50 million to drill and complete six wells during the second half of 2011 with first production expected in late 2011 and the potential for a full scale development drilling program to commence in 2012.

2011 GUIDANCE

The detail below represents Forest’s updated guidance for the six months ended December 31, 2011, and does not reflect Lone Pine’s operations due to the pending spin-off expected to occur on or about September 30, 2011.  However, Forest expects to continue to consolidate Lone Pine’s operations and financial information until the spin-off is completed.

For the six months ended December 31, 2011, the Company intends to invest between $350 – $375 million for exploration and development activities (excluding capitalized interest, capitalized stock-based compensation, asset retirement obligations incurred, and asset and leasehold acquisitions).

Oil and Gas Net Sales Volumes:  Forest expects total average net sales volumes of 335 – 345 MMcfe/d.  Net sales volumes are expected to be comprised of approximately 70% natural gas and 30% liquids.

Total Cash Costs:  Forest expects total cash costs (which include production expense, general and administrative expense [excluding stock compensation expense], interest expense and current income tax expense) will be $168 million to $178 million, or $2.64 to $2.88 per Mcfe.  The following is a detail of the guidance for total cash costs for the six months ended December 31, 2011:

Production Expense:  Forest expects production expense (which includes lease operating expense, ad valorem taxes, production taxes, and product processing, gathering and transportation) will be $78 million to $82 million, or $1.23 to $1.33 per Mcfe.

General and Administrative (G&A) Expense:  Forest expects G&A expense will be $21 million to $23 million, not including stock compensation expense, or $0.33 to $0.37 per Mcfe.

Interest Expense:  Forest expects interest expense will be $68 million to $72 million, or $1.07 to $1.17 per Mcfe.

Income Tax Expense:  Forest’s total effective income tax rate is expected to be 38% (inclusive of applicable federal and state taxes), and Forest’s current tax expense is expected to be 1% to 2% of the total income tax expense.

Stock Compensation Expense:  Forest expects its recurring non-cash stock compensation expense will be $8 million to $10 million.

Depreciation, Depletion, and Amortization (DD&A) Expense:  Forest expects its DD&A expense will be $1.75 to $1.85 per Mcfe.

CREDIT FACILITY AND CASH BALANCE

On June 30, 2011, Forest entered into a third amended and restated credit facility that matures in June 2016 totaling $1.5 billion with a syndicate of banks led by JPMorgan Chase Bank, N.A. (the Credit Facility).  The Company’s availability under the Credit Facility will be governed by a borrowing base which currently is set at $1.25 billion.  At June 30, 2011, including cash of approximately $475 million, the Company (not including Lone Pine) had liquidity in excess of $1.7 billion.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest's common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
VP–Corporate Planning and Investor Relations